Exhibit 23.2
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2009, relating to the financial statements and financial statement schedules of QLT Inc. (which report expressed an unqualified opinion) and the effectiveness of QLT Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of QLT Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Independent Registered Public Accountants
Vancouver, Canada
October 14, 2009